EXECUTION VERSION

THIRD AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
TERRY E. SWIFT
THIS THIRD AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between Swift Energy Company, a Delaware corporation (the “Company”), and Terry E. Swift (“Employee”) effective as of the Emergence Date (as such term is defined herein) and as amends, restates and replaces in its entirety the Second Amended and Restated Employment Agreement dated November 4, 2008, which amended and restated the Amended and Restated Employment Agreement dated May 9, 2001, and which in turn restated the original Employment Agreement dated as of November 1, 1995. Unless otherwise specified, capitalized terms have the meanings set forth herein.
W I T N E S S E T H:
WHEREAS, on December 31, 2015, the Company and certain of its subsidiaries filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, and subsequently submitted that certain Joint Plan of Reorganization (the “Plan”), which as amended, was confirmed by the United States Bankruptcy Court for the district of Delaware on March 31, 2016;
WHEREAS, the Company will emerge from bankruptcy pursuant to and upon the effective date of the Plan at 12:01am on such date (the “Emergence Date”);
WHEREAS, prior to the Emergence Date, the Company employs Employee as President and Chief Executive Officer, and Employee serves as Chairman of the Board of Directors of the Company;
WHEREAS, effective immediately upon the Emergence Date (the “Effective Date”), the Company will continue to employ Employee as Chief Executive Officer, and Employee will serve as a member of the Board of Directors of the Company, as set forth in this Agreement; and
WHEREAS, as approved by the Compensation Committee of the Board of Directors of the Company (the “Board”), the Company and Employee wish to document certain terms of employment of Employee in such capacity, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and Employee hereby agree as follows:
1.    Employment and Term of Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ Employee, and Employee hereby agrees to continue to serve as Chief Executive Officer of the Company, or in such other or additional position as is mutually acceptable to both Employee and the Company, for a period of three (3) years commencing on the date hereof (the “Initial Term”), which period shall automatically be extended for an additional year at the end of the Initial Term and on each succeeding anniversary of the Effective Date (such period, as so extended from time to time, the “Term of Employment”) unless notice to the contrary is given by either party to this Agreement not less than 60 days prior to the end of the Initial Term or any such succeeding anniversary date of this Agreement.
2.    Scope of Employment.
(a)    During the Term of Employment, (i) Employee will serve as Chief Executive Officer of the Company with the duties, powers and responsibilities of such positions set forth in the bylaws of the Company as further reasonably designated by the Board from time to time, within the framework of the Company’s policies and objectives in effect from time to time, or in such other or additional position as is mutually acceptable to both Employee and the Company and approved by the Board, and Employee will perform diligently to the best of his ability those duties in a manner that promotes the business, interests and goodwill of the Company. During the Term of Employment, Employee will report only to the Board.
(b)    Subject to the provisions of this Agreement, effective immediately upon the Effective Date, Employee will serve as a director of the Board (a “Director”) during the Initial Term, and during the Term of Employment following the Initial Term, the Company agrees to use its best efforts to nominate Employee for reelection as a Director. During the Term of Employment, if elected, Employee also agrees to serve as a member of the board of directors of any subsidiary or affiliate of the Company without additional compensation.
(c)    During the Term of Employment, Employee may (i) serve on the board of directors of not-for-profit organizations, (ii) participate in charitable, civic, educational, professional, community, governmental, community or industry affairs and serve as a member of the governing board of any such organization, and (iii) manage Employee’s passive personal investments, provided such activities do not contravene the provisions of Sections 2(a) and 2(b), Section 5 or Section 6. Employee may serve on the board of directors of for profit companies, subject in each case to the prior written consent of the Board. Employee shall retain all fees and other compensation from any such service, and the Company shall not reduce Employee’s compensation payable by the Company by the amount of any such fees.
3.    Compensation. During the Term of Employment, the Company shall compensate Employee for his services hereunder in such amounts as shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) from time to time.
(a)    Base Salary. During the Term of Employment, the Company shall pay to Employee a base salary of not less than six hundred eighty-five thousand four hundred fifty dollars ($685,450) per annum (the “Base Salary”), payable at the times and in the manner consistent with the Company’s general policies regarding compensation of senior executive employees, but not less frequently than monthly. The Base Salary will be reviewed within 30 days following the Effective Date, and may be increased (but not decreased) following such review, and in any event, will be reviewed not less than annually by the Compensation

Committee and may be increased (but not decreased) in the Compensation Committee’s discretion.
(b)    Incentive Compensation. Employee will continue to be eligible to participate in any short-term and long-term incentive compensation plans, annual bonus plans and such other management incentive programs or arrangements of the Company approved by the Board that are generally available to the Company’s senior executives. During the Term of Employment, the Board and/or Compensation Committee may determine at or following the time of any grant of awards to Employee under any such plans, programs or arrangements to provide for accelerated vesting in the event of Employee’s termination other than for Cause, including, but not limited to, death, Good Reason, retirement, Disability and may also provide for acceleration in the event of a Change in Control (whether or not within a specified period of employment).
(c)    Annual Bonus. During the Term of Employment, Employee shall be eligible to receive an annual discretionary incentive bonus payment, with such opportunities as may be determined by the Compensation Committee based on Employee’s Target Bonus for each bonus year; provided, however, that effective for the bonus year ending December 31, 2016 and thereafter during the Term of Employment, Employee’s annual target bonus opportunity shall be 100% of his Base Salary, which percentage may be increased, but not decreased, in the Compensation Committee’s discretion (the “Target Bonuses”), and Employee shall be eligible to receive full payment of any bonus based on Employee’s Target Bonus upon the attainment of one or more pre-established performance goals established by the Board or the Compensation Committee, after discussion with Employee (each, an “Annual Bonus Award”). Annual Bonus Awards, if earned, shall be paid when annual bonus compensation is customarily paid to the Company’s senior executives in accordance with the terms of the applicable plans, programs or arrangements.
(d)    Pursuant to the Company’s applicable incentive or bonus plans as in effect from time to time, Employee’s incentive compensation during the term of this Agreement may be determined according to criteria intended to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
(e)    Equity Compensation. Employee shall be eligible to participate in the Swift Energy Company 2016 Equity Incentive Plan, as may be amended, restated and supplemented from time to time, (the “Equity Incentive Plan”) and such other equity incentive programs or arrangements of the Company approved by the Board that are generally available to the Company’s senior executives.
(i)    Restricted Stock Units. The Board or the Compensation Committee, as applicable, at its first meeting or pursuant to corporate action taken on or after the Effective Date, shall award to Employee 49,603 Restricted Stock Units under the Equity Incentive Plan pursuant to the terms and conditions set forth in the Restricted Stock Unit Agreement – Emergence Grant attached hereto as Exhibit A with respect to such grant, such terms and conditions of which are hereby incorporated herein and made a part hereof, (the “RSU Emergence Grant”).

(ii)    Stock Options. The Board or the Compensation Committee, as applicable, at its first meeting or pursuant to corporate action taken on or after the Effective Date, shall award to Employee Stock Options under the Equity Incentive Plan to purchase 39,683 Shares (as such term is defined in the Equity Incentive Plan), with a per Share Exercise Price equal to the Fair Market Value of a Share on the Grant Date (as each such term is defined in the Equity Incentive Plan) pursuant to the terms and conditions set forth in the Stock Option Agreement – Emergence Grant attached hereto as Exhibit B with respect to such grant, such terms and conditions of which are hereby incorporated herein and made a part hereof, (the “Option Emergence Grant”, and together with the RSU Emergence Grant, collectively, the “Emergence Grants”).
4.    Benefits. As additional compensation for Employee’s services under this Agreement, during the Term of Employment the Company agrees to provide Employee with the following reimbursements and benefits, which reimbursements and benefits may or may not be taxable to Employee based on federal income tax laws, rules and regulations in effect from time to time.
(a)    The Company shall pay or reimburse Employee for reasonable and necessary expenses incurred by Employee in furtherance of the Company’s business, including a mileage allowance for all business-related travel on a per-mile basis at a rate equivalent to that allowed by the Internal Revenue Service, provided that such expenses are incurred in accordance with the Company’s policies and upon presentation of documentation in accordance with expense reimbursement policies of the Company as they may exist from time to time, and submission to the Company of adequate documentation in accordance with federal income tax regulations. Approved expenses will be reimbursed no later than the end of the calendar year next following the calendar year in which such expenses were incurred, and the required documentation must be submitted so as to provide sufficient time for reimbursement within such time limitation.
(b)    The Company shall make available to Employee and Employee may participate, on no less favorable terms and conditions that those available to other senior executives generally, in any employee benefits provided by the Company to its senior executives, as such benefits may exist from time to time. Such benefits may include, but not be limited to, leave or vacation time, medical and dental insurance, accidental death and dismemberment insurance, 401(k) or other retirement benefits, disability benefits and employee welfare benefit plans, programs and arrangements (the “Employee Plans”) and such other benefits in which senior executives of the Company participate from time to time, and such fringe benefits and perquisites as may be made available to senior executives of the Company generally and may hereafter be provided by the Company in accordance with its policies in force from time to time. The Company agrees to provide life insurance benefits for Employee under a life insurance policy with a death benefit value equal to not less than one and twenty-fifths (1.25) times Employee’s Base Salary in effect at the time such policy is obtained by the Company, the premiums for which shall be paid by the Company during the Term of Employment (the “Life Insurance Benefit”).

(c)    During the Term of Employment, the Company will reimburse Employee up to $7,500 per calendar year for third party fees, legal fees and expenses actually paid by Employee for tax return preparation, and/or financial planning services, provided that the Company shall be obligated to pay, and shall pay, such third party fees legal fees or other expenses no later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such third party fees, legal fees, or other expenses that the Company is obligated to pay in any given calendar year shall not affect the third party fees, legal fees or other expenses that the Company is obligated to pay in any other calendar year. Employee’s right to have the Company pay such third party fees, legal fees or other expenses may not be liquidated or exchanged for any other benefit.
5.    Confidentiality.
(a)    Employee recognizes that the Company’s business involves the handling of confidential information of both the Company and the Company’s affiliates, subsidiaries, joint venture partners and industry partners, and requires a confidential relationship between them and the Company and Employee, and Employee and the Company acknowledge the execution of an agreement entitled “Employee Confidentiality Agreement” and hereby agree that the Employee Confidentiality Agreement, as the same may be amended from time to time (the “Confidentiality Agreement”), shall govern Employee’s obligations with respect to Confidential Information, as that term is defined in the Confidentiality Agreement. A breach of the Confidentiality Agreement shall be deemed to be a breach of this Section 5(a).
(b)    Employee specifically covenants and agrees not to, directly or indirectly, make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging the Company, its directors, officers or employees, or commenting in a negative fashion on the operations or business reputation of the Company, its directors, officers or employees.
(c)    Employee agrees that upon termination of his employment for any reason, he will surrender to the Company all Confidential Information (as defined in the Confidentiality Agreement) and, to the extent not included within the definition of “Confidential Information,” all electronic data, reports, manuals, procedures, guidelines, documents, writing, illustrations, models and other such materials produced by him or coming into his possession by virtue of his employment with the Company during the period of his employment and agrees that all such materials are at all times the property of the Company. Employee shall be entitled to review, inspect and copy any of the Company information or material necessary for legal or other proceedings to which Employee is a party defendant by reason of the fact that he is or was an Employee of the Company.
(d)    Employee and the Company acknowledge their respective execution of an agreement entitled “Agreement Relating to Inventions, Copyrights, and Confidentiality of Company or Customer Information” (the “Inventions Agreement”) and hereby agree that should any provision of this Agreement conflict with any provision of the Inventions Agreement, the provisions of the Inventions Agreement shall control.

6.    Covenant Not to Compete.
(a)    Subject to the provisions of Section 6(c) below, without the express prior written consent of a majority of the Board, Employee will not serve as an employee, officer, director or consultant, or in any other similar capacity or make investments (other than open market investments in no more than five percent (5%) of the outstanding stock of any publicly traded company) in or on behalf of any person, firm, corporation, association or other entity whose activities directly compete with the activities of the Company then existing (during all periods of Employee’s employment by the Company), or contemplated (as of the date he last worked on the Company’s behalf pursuant to this Agreement), as applicable, in those portions or areas of oil and gas basins in which the Company is active or as to which it has begun study or analysis, where such employment may involve working for or with, or assisting, such competitor with activities that are the same as or similar to activities Employee performed on behalf of the Company.
(b)    Subject to the provisions of (c) of this Section 6, without the express prior written consent of the Company, he will not solicit, recruit or hire, or assist any person, or entity in the solicitation, recruitment or hiring of any person engaged by the Company as an employee (or who was an employee at any time during the six-month period prior to such hire or solicitation), officer, director or consultant.
(c)    Employee’s obligations under Sections 6(a) and (b) above shall continue in force during all periods of Employee’s employment by the Company, and after termination of employment for any reason for a period of twelve (12) months thereafter; provided, however, that in the event of a termination of employment by Employee without Good Reason, such period with respect to Section 6(a) (but not with respect to Section 6(b)) shall be a period of six (6) months thereafter (and, for the sake of clarity, the period with respect to Section 6(b) shall remain a period of twelve (12) months thereafter); provided, further, that if the Company, in violation of the provisions of this Agreement, refuses or fails to sign the Release (as such term is defined in Section 14), or refuses or fails, within 60 days after written demand from Employee (unless an arbitral or court proceeding is being pursued in good faith), to pay Employee amounts to be paid by the Company hereunder, then the provisions of Sections 6(a) and 6(b) above shall have no further force and effect after such refusal or failure to sign or pay. Notwithstanding the foregoing, if there has been a Change in Control (as such term is defined herein), then the provisions of Section 6(a) above shall have no further force and effect after such Change in Control.
7.    Separation From Service Under Section 409A.
(a)    Employee’s termination of employment for all purposes under this Agreement will be determined to have occurred in accordance with the “separation from service” requirements of Section 409A of the Code and based on whether the facts and circumstances indicate that the Company and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (as an employee or as an independent contractor) would permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed over the immediately preceding 36-month period. All references hereunder to Employee’s termination of employment shall conform to this requirement whenever necessary to comply with Section 409A of the Code.
(b)    Upon termination of Employee’s employment hereunder in the circumstances described in Sections 8 through 12 below during the Term of Employment, Employee’s last day of employment by the Company shall be referred to herein as the “Termination Date.” The date which is six months and 15 days following an Employee’s Termination Date shall be referred to herein as Employee’s “409A Date.”
(c)    It is the parties’ intention that the benefits and rights to which Employee could become entitled in connection with the termination of employment covered under this Agreement comply with Section 409A of the Code. If Employee or the Company believes, at any time, that any of such benefits or rights do not so comply, he or it shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies with Section 409A of the Code (with the most limited possible economic effect on Employee and on the Company).
8.    Termination By the Company For Cause.
(a)    The Company may terminate Employee’s employment for “Cause,” which shall require the affirmative vote of not less than a majority of the members (other than Employee, if applicable) of the Board then in office, at a meeting of the Board called and held for such purpose, after not less than thirty (30) days’ notice to Employee and an opportunity for Employee, together with Employee’s counsel (if Employee chooses to have counsel present at such meeting), to be heard before the Board finding that, in the good faith opinion of the Board, Employee had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail and after there has been delivered to Employee written notice of termination by the Company, along with a copy of a resolution duly adopted by such majority.
(b)    “Cause” shall be defined as (i) commission of fraud against the Company, its subsidiaries, affiliates or customers, (ii) willful refusal without proper legal cause to faithfully and diligently perform Employee’s duties as directed in the notice specified below, or correct or terminate those practices as described in such notice, (iii) breach of Sections 5 and 6 of this Agreement, (iv) conviction of, or pleading of guilty or nolo contendere to a felony, (v) willful misconduct or gross negligence in the performance of duties to the Company that has or could reasonably be expected to have a material adverse effect on the Company or (vi) willful misconduct or gross negligence resulting in Employee’s material breach and violation of the Company’s written policies pertaining to sexual harassment, discrimination or insider trading; provided that 30 days’ advance written notice from a majority of the Board is provided to Employee, as specified in Section 8(a) above, and Employee’s opportunity to cure runs coextensively with such notice period in those instances covered by clauses (ii), (iii), (iv), (v) and (vi) of this subparagraph, to the extent capable of being cured.
For purposes of this Agreement, no act or failure to act on the part of Employee shall be deemed “willful” if it was due primarily to an error in judgment or negligence, but shall be deemed “willful” only if done or omitted to be done by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.
(c)    Upon Employee’s termination of employment hereunder for Cause, no payments shall be made to Employee hereunder, other than those to which Employee is entitled immediately prior to such termination for any (i) accrued but unpaid Base Salary through the Termination Date, (ii) unpaid Annual Bonus Awards or other bonuses earned with respect to any completed bonus period of the Company ending on or preceding the Termination Date (paid at the same time when annual bonus compensation is customarily paid to the Company’s senior executives in accordance with the terms of the applicable plans, programs or arrangements but in any event no later than March 15th of the year following the fiscal year of any applicable completed bonus period) and with no amount deferred, (iii) reimbursement of expenses incurred but unpaid on or prior to the Termination Date in accordance with the Company’s policy, (iv) accrued and unused vacation through the Termination Date and (v) applicable employee benefits and other vested amounts and benefits under the Employee Plans, and other applicable programs and arrangements of the Company (other than severance or termination pay plans) which Employee is entitled to receive, in accordance with the terms and provisions of such plans and arrangements (collectively, Section 8(c)(i) through 8(c)(v) hereof, including the timing of payments, shall be hereafter referred to as the “Accrued Benefits”). No further vesting of any unvested equity awards held by Employee and previously granted to Employee under the Equity Incentive Plan and any other of the Company’s equity compensation plans shall take place, and as applicable, each such award shall remain exercisable and/or outstanding, as applicable, in accordance with its terms.
9.    Termination By Employee Upon 60 Days’ Notice Without Good Reason.
(a)    Unless otherwise expressly covered by the provisions of Section 10 upon Employee’s termination of employment for Good Reason, Employee may terminate his employment hereunder by providing at least 60 days’ prior written notice to the Board (unless the Compensation Committee of the Board has given its prior written consent to a lesser prior notice period). No further vesting of any unvested equity awards held by Employee and previously granted to Employee under the Equity Incentive Plan and any other of the Company’s equity compensation plans shall take place, and as applicable, each such award shall remain exercisable and/or outstanding, as applicable, in accordance with its terms.
(b)    Upon termination by Employee without Good Reason during the Term of Employment, Employee will receive (1) the Accrued Benefits and (2) subject to the provisions of Section 14 hereof, Employee shall be paid an amount equal to one-half (0.50) times Employee’s Base Salary in effect immediately prior to the Termination Date (the “Cash Base Amount”).
(c)    Payments of the Cash Base Amount to be made by the Company to Employee under the provisions of this Section 9, subject to compliance with Section 6, shall be paid to Employee as follows:

(i)    except in those circumstances covered by Section 9(c)(ii) below, the Cash Base Amount shall be paid in a lump sum on Employee’s 409A Date, together with the Interest Rate; and
(ii)    if Employee’s death occurs after Employee’s Termination Date but prior to Employee’s or Employee’s estate’s receipt of all cash payments to be made to Employee or Employee’s estate under Section 9(c)(i) above, then any remaining amounts payable will instead be paid to Employee or Employee’s estate in a single lump sum payment, as soon as administratively possible, but in no event more than 90 days, following Employee’s death.
10.    Termination by Employee for Good Reason, or by Company without Cause or due to Nonrenewal of the Agreement.
(a)    Employee may terminate Employee’s employment hereunder during the Term of Employment upon 60 days’ prior written notice to the Board if Good Reason, as defined, exists or has occurred within the prior 60 days.
(b)    “Good Reason” shall exist upon the occurrence of any one of the following without Employee’s consent, any of the following events that are not fully corrected in all material respects by the Company within 30 days of Employee’s written notice as provided in Section 10(a) hereof specifying such Good Reason event:
(i)    any reduction of Employee’s annual Base Salary by more than 10% per annum from Employee’s Base Salary in effect at the Effective Date;
(ii)    the Company requires Employee (without the consent of Employee) to be based at any place outside a 50 mile radius of Employee’s place of employment prior to any such relocation, except for reasonably required travel on the Company’s business, or, in the event Employee consents to any relocation beyond such 50-mile radius, the failure of the Company to pay (or reimburse Employee) for reasonable moving expenses incurred by Employee relating to a change of Employee’s principal residence in connection with such relocation;
(iii)    a substantial reduction in Employee’s position or responsibilities or the assignment of Employee without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties immediately following the Effective Date; or
(iv)    any material breach by the Company of any provision of this Agreement.
(c)    The Company may terminate Employee’s employment hereunder (i) during the Term of Employment without Cause or (ii) in the event of nonrenewal by the Company of this Agreement and the Term of Employment, in either case, upon 60 days’ prior written notice to Employee, provided that such termination or nonrenewal by the Company shall require the affirmative vote of not less than a majority of the Board (other than Employee, if applicable).
(d)    Upon Employee’s termination of employment hereunder in those circumstances described above in this Section 10 prior to or following expiration of the CIC Severance Protection Period, Employee will receive (1) the Accrued Benefits and (2) subject to the provisions of Section 14 hereof, such termination occurring either: (i) on or prior to the second anniversary of the Effective Date, Employee shall be paid an amount equal to the sum of (w) one and three-quarters (1.75) times Employee’s Base Salary in effect immediately prior to the Termination Date and (x) one (1) times Employee’s Target Bonus in effect immediately prior to the Termination Date; or (ii) following the second anniversary of the Effective Date, Employee shall be paid an amount equal to the sum of (y) two (2.0) times Employee’s Base Salary in effect immediately prior to the Termination Date and (z) one and three-quarters (1.75) times the average of Employee’s Annual Bonus Award earned for each of the two (2) fiscal years preceding the fiscal year in which termination of Employee’s employment occurs (each such sum in the case of either Section 10(d)(2)(i) or Section 10(d)(2)(ii) hereof, the “Cash Severance Amount”).
(e)    Payments of the Cash Severance Amount to be made by the Company to Employee under the provisions of this Section 10, subject to compliance with Section 6, shall be paid to Employee as follows:
(i)    except in those circumstances covered by Section 10(e)(iv) below, 16.66% of such Cash Severance Amount shall be paid in a lump sum on Employee’s 409A Date, together with six (6) months of interest calculated thereon at the short-term AFR rate published by the Internal Revenue Service for the month of the Termination Date (the “Interest Rate”);
(ii)    except in those circumstances covered by Section 10(e)(iv) below, the remaining portion of such Cash Severance Amount shall be paid over a twelve (12) month period, commencing on the first or fifteenth day of the month immediately following the 409A Date, and shall be paid on a twice per month basis in equal installments;
(iii)    within 30 days following the Termination Date, the Company shall transfer ownership of the Life Insurance Benefit to Employee, and Employee shall be responsible for any future premium payments payable thereunder; and
(iv)    if either (A) Employee’s death occurs after Employee’s Termination Date but prior to Employee’s or Employee’s estate’s receipt of all cash payments to be made to Employee or Employee’s estate under Section 10(e)(i) or (ii) above or (B) a Change in Control occurs after Employee’s 409A Date but prior to Employee’s receipt of all cash payments to be made to Employee under Section 10(e)(ii), then, in either such case, any remaining amounts payable will instead be paid to Employee or Employee’s estate in a single lump sum payment, as soon as administratively possible, but in no event more than 90 days, following such Change in Control or Employee’s death; provided that such Change in Control shall constitute a “change in control” event within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

(f)    Effective immediately prior to the termination of Employee’s employment in those circumstances described above in this Section 10, all outstanding unvested and/or unexercised equity awards held by Employee and previously granted to Employee pursuant to the Emergence Grants shall become 100% vested and/or 100% exercisable, as applicable, by Employee or by Employee’s estate, as applicable, and remain exercisable until expiration of each such award under its original terms, and shall be payable, as applicable, in accordance with the terms of each such award.
11.    Termination Upon Death or Disability.
(a)    Employee’s employment hereunder shall be terminated upon Employee’s death or Employee’s Disability. For purposes of this Section 11, “Disability” shall mean:
(i)    Employee’s incapacity due to physical or mental illness to substantially perform his duties and the essential functions of his position, with or without reasonable accommodation, for a period of at least six consecutive (6) months, as determined by the Board in its reasonable discretion; provided, however, that if Employee shall not agree with a determination to terminate his employment because of Disability, the question of Employee’s Disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and Employee at the Company’s expense; or
(ii)    Employee has received benefits under the Company’s long-term disability plan for a period of six (6) consecutive months.
(iii)    Notwithstanding the foregoing Section 11(a)(i) or (ii), in the event that as a result of absence because of mental and physical incapacity Employee incurs a “separation from service” as provided in Section 7 hereof, Employee shall on such date automatically be terminated from employment because of Disability.
(b)    Upon termination of employment under this Section 11, Employee or in the case of Employee’s death, Employee’s beneficiary, or if none, Employee’s estate, will receive the Accrued Benefits. Upon termination of employment under this Section 11, in the case of (i) Employee’s death, Employee’s beneficiary, or if none, Employee’s estate, shall be entitled to the cash proceeds of the Life Insurance Benefit payable in a single lump sum payment within 30 days following Employee’s death; and (ii) Employee’s Disability, within 30 days following the Termination Date, the Company shall transfer ownership of the Life Insurance Benefit to Employee, and Employee shall be responsible for any future premium payments payable thereunder.
(c)    Effective immediately prior to the termination of Employee’s employment in those circumstances described above in this Section 11, all outstanding unvested and/or unexercised equity awards held by Employee and previously granted to Employee pursuant to the Emergence Grants shall become 100% vested and 100% exercisable, as applicable, by Employee or by Employee’s estate, as applicable, and remain exercisable until expiration of each such award under its original terms and shall be payable, as applicable, in accordance with the terms of each such award.

12.    Change in Control.
(a)    Except as otherwise set forth in this Agreement, “Change in Control” means the occurrence of any one or more of the following events that occurs after the Emergence Date:
(i)    any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the 1934 Act) (a “Person”) (other than (A) an Excluded Person, (B) the Company, (C) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, (D) any company or entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of common stock of the Company or (E) pursuant to an Exempt Transaction), becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities;
(ii)    the consummation of a merger, reorganization or consolidation of the Company with another Person, other than an Exempt Transaction;
(iii)    the consummation of a sale, disposition or other change in ownership of assets of the Company and/or any of its direct and indirect subsidiaries having a value (with “value” of such assets defined, for this purpose, as either (1) the value of the assets of the Company and/or any of its direct and indirect subsidiaries or (2) the value of the assets being disposed of, in each case, as determined without regard to any liabilities associated with such assets) constituting at least 50% of the total gross fair market value of all of the assets of the Company and its direct and indirect subsidiaries (on a consolidated basis), (with “gross fair market value” of such assets determined without regard to any liabilities associated with such assets), immediately prior to such transaction to a Person or Persons (other than an Excluded Person) in one or a series of related transactions; or
(iv)    the consummation of a transaction that implements in whole or in part a resolution of the stockholders of the Company authorizing a complete liquidation or dissolution of the Company.
(v)    Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to a particular benefit provided or payable under this Agreement, any of the foregoing events shall constitute a “Change in Control” only if such event is also a “change in control event” within the meaning of Section 409A of the Code.
(b)    For purposes of this Agreement:
(i)    “CIC Severance Protection Period” means the time period commencing six (6) months prior to the occurrence of a Change in Control (as defined herein) and continuing until the 12-month anniversary of such Change in Control;

(ii)    “Excluded Person” means any fund or account of any subsidiary thereof controlled or managed (as investment manager, investment adviser or equivalent) directly or indirectly by Strategic Value Partners, LLC or its affiliates, excluding any operating portfolio companies of the foregoing funds or accounts;
(iii)    “Exempt Transaction” means a transaction or series of transactions in which the holders of the Voting Securities of the Company outstanding immediately prior thereto, continue to retain or represent, directly or indirectly, (either by remaining outstanding or by being converted into Voting Securities of the surviving entity), more than 50% of the combined voting power of the Voting Securities of the Company, such surviving entity or any ultimate parent thereof outstanding immediately following such transaction or series of transactions; and
(iv)     “Voting Securities” means securities entitled to vote generally in the election of Directors.
(c)    Notwithstanding anything in this Agreement to the contrary, if at any time during the CIC Severance Protection Period Employee’s employment is terminated by Employee due to Good Reason (as defined herein) or by the Company without Cause, Employee will receive (1) the Accrued Benefits and (2) subject to the provisions of Section 14 hereof, such termination occurring either: (i) on or prior to the second anniversary of the Effective Date, Employee shall be paid an amount equal to the sum of (w) two and one-half (2.50) times Employee’s Base Salary in effect immediately prior to the Termination Date and (x) two (2) times Employee’s Target Bonus in effect immediately prior to the Termination Date; or (ii) following the second anniversary of the Effective Date, Employee shall be paid an amount equal to the sum of (y) two and one-half (2.50) times Employee’s Base Salary in effect immediately prior to the Termination Date and (z) two (2) times the average of Employee’s Annual Bonus Award earned for each of the two (2) fiscal years preceding the fiscal year in which termination of Employee’s employment occurs (each such sum in the case of either Section 12(c)(2)(i) or Section 12(c)(2)(ii) hereof, the “CIC Cash Severance Amount”).
(d)    The CIC Cash Severance Amount, subject to compliance with Section 6, shall be paid to Employee in a single lump sum cash payment on the first day of the month immediately following the 409A Date; provided, however, to the extent the CIC Cash Severance Amount is “nonqualified deferred compensation” subject to Section 409A of the Code and (i) the Change in Control is not a “change in control” event within the meaning of Treasury Regulations Section 1.409A-3(i)(5); or (ii) termination of Employee’s employment occurs by Employee due to Good Reason or by the Company without Cause, in any such case, at any time during the six (6) month period prior to the occurrence of any such Change in Control, in either case of this Section 12(d)(i) or (ii), the CIC Cash Severance Amount shall be paid by the Company to Employee as follows: (A) 16.66% of such CIC Cash Severance Amount shall be paid in a lump sum on Employee’s 409A Date, together with six (6) months of interest calculated thereon at the Interest Rate; and (B) the remaining portion of such CIC Cash Severance Amount shall be paid over a twelve (12) month period, commencing on the first or fifteenth day of the month immediately following the 409A Date, and shall be paid on a twice per month basis in equal installments.
(e)    Following the occurrence of termination of Employee’s employment in those circumstances described in Section 12(c) above, the Company shall transfer ownership of the Life Insurance Benefit to Employee within 30 days following the Termination Date, and Employee shall be responsible for any future premium payments payable thereunder.
(f)    Notwithstanding anything in the Equity Incentive Plan and any other of the Company’s equity compensation plans to the contrary, effective immediately prior to the termination of Employee’s employment in those circumstances described in Section 12(c) above during the CIC Severance Protection Period, all outstanding unvested and/or unexercised equity awards held by Employee and previously granted to Employee under the Equity Incentive Plan, including, but not limited to the Emergence Grants, and any other of the Company’s equity compensation plans shall become 100% vested and 100% exercisable, as applicable, by Employee or by Employee’s estate, as applicable, and remain exercisable until expiration of each such award under its original terms and shall be payable, as applicable, in accordance with the terms of each such award.
13.    Health and Life Insurance.
(a)    In the event Employee’s employment is terminated hereunder (other than by Employee without Good Reason or by the Company for Cause), the Company shall, at its expense, provide for Employee and Employee’s then-covered dependents for the twelve (12) month period following the Termination Date one of the following, in the Company’s sole discretion: (i) such medical and dental coverage as in effect immediately prior to the Termination Date or (ii) subject to Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) at the Company’s expense, provided that the Employee is eligible and remains eligible for COBRA coverage; provided, further, that to the extent not permitted by applicable law or the terms of such plans, the Company shall pay Employee an amount equal to the COBRA cost for medical and dental benefits on a gross-up after tax basis for the twelve (12) month period following the Termination Date (the “Additional Benefit”).
(b)    To the extent applicable, the Additional Benefit shall (i) be added to Employee’s Cash Severance Amount and paid in accordance with Section 10(e) hereof in the event of Employee’s termination as provided in Section 10, (ii) be added to Employee’s CIC Cash Severance Amount and paid in accordance with Section 12(d) in the event of Employee’s termination as provided in Section 12.
(c)    To the extent applicable, the Additional Benefit shall be paid to Employee following Employee’s Termination Date in the case of Employee’s Disability, (i) except in those circumstances covered by Section 13(c)(iii) herein, 16.66% of such Additional Benefit shall be paid in a lump sum on Employee’s 409A Date, together with six (6) months of Interest Rate, (ii)

except in those circumstances covered by Section 13(c)(iii) herein, the remaining portion of such Additional Benefit shall be paid over a twelve (12) month period, commencing on the first or fifteenth day of the month immediately following the 409A Date, and shall be paid on a twice per month basis in equal installments, or (iii) if either (A) Employee’s death occurs after Employee’s Termination Date but prior to Employee’s or Employee’s estate’s receipt of all cash payments to be made to Employee or Employee’s estate under Section 13(c)(i) or (ii) above or (B) a Change in Control occurs after Employee’s 409A Date but prior to Employee’s receipt of all cash payments to be made to Employee under Section 13(c)(ii), then, in either case, any remaining amounts payable will instead be paid to Employee or Employee’s estate in a single lump sum payment, as soon as administratively possible, but in no event more than 90 days, following such Change in Control or Employee’s death, provided that such Change in Control shall constitute a “change in control” event within the meaning of Treasury Regulations Section 1.409A-3(i)(5).
(d)    In the event of Employee’s death during the Term of Employment for a period of twelve (12) months following his death, the Company shall make available at its expense medical and dental insurance covering Employee’s spouse and his dependents (collectively, “Employee’s Beneficiaries”) who would have been covered (if the Term of Employment had continued) by the Company’s medical and dental insurance policies as then in effect, and (ii) thereafter for an additional six-month period, such medical and dental insurance in effect from time to time shall be provided to Employee’s Beneficiaries, with Employee’s Beneficiaries (or estate if applicable) to reimburse the Company for the cost of comparable coverage under the provisions of this clause (ii), unless otherwise prohibited by applicable law.
(e)    Thereafter such period provided in this Section 13 above, Employee and his qualified beneficiaries, as applicable, shall be entitled to continue health insurance benefits, under and through the terms of the applicable COBRA law and regulations, at Employee’s own expense until the expiration of COBRA coverage.
(f)    Any taxable welfare benefits provided pursuant to this Section 13 that are not “disability pay” or “death benefits” within the meaning of Treasury Regulation Section 1.409A-1(a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Section 409A of the Code. The amount of any Applicable Benefit provided during one taxable year shall not affect the amount of the Applicable Benefit provided in any other taxable year, except that with respect to any Applicable Benefit that consists of the reimbursement of expenses referred to in Section 105(b) of the Code, a limitation may be imposed on the amount of such reimbursements over some or all of the applicable severance period, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefit consists of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. No Applicable Benefit may be liquidated or exchanged for another benefit.
14.    Release. Notwithstanding anything to the contrary, the Company’s obligation to provide any payment or benefit (including any accelerated vesting of equity) other than Employee’s Accrued Benefits and any vested amounts and benefits under the Employee Plans of the Company (other than severance or termination pay plans) which Employee is entitled to receive, in accordance with the terms and provisions of such plans and arrangements shall be subject to Employee’s (i) compliance with the restrictive covenants set forth in Sections 5 and 6 and (ii) delivery of an executed mutual release of claims between the Company and Employee, substantially in a form attached hereto as Exhibit C (with any adjustments as necessary to make the release enforceable under law or to reflect changes in law (the “Release”)) and such Release shall have become effective in accordance with its terms and no longer subject to revocation within sixty (60) days following the Termination Date. The date the release becomes effective and is no longer subject to revocation shall be referred to as the “Release Effective Date.” Any severance benefits or amounts payable (other than the Accrued Benefits) pursuant to Sections 8 through 12 shall not be paid until the first scheduled payment date following the Release Effective Date, with the first such payment being in an amount equal to the total amount to which Employee would otherwise have been entitled during the period from the Termination Date if such deferral had not been required; provided, however, that any such amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code required to be deferred, the first payment shall be in an amount equal to the total amount to which Employee would otherwise have been entitled during the period following the Termination Date if such deferral had not been required.
15.    Compliance with Code Section 409A.
(a)    It is intended that any amounts payable under this Agreement and the Company’s and Employee’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject Employee to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A. If Employee or the Company believes, at any time, that the provision of any such benefits or rights do not so comply, he or it shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of such arrangements such that it complies with Section 409A of the Code (with the most limited possible economic effect on Employee and on the Company). Reference to Section 409A of the Code is to Section 409A of the Code.
(b)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes “nonqualified deferred compensation” (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. The Company shall not be responsible for any taxes, penalties or interest imposed under Section 409A of the Code.

(c)    Each payment made pursuant to the provisions of this Agreement shall be regarded as a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
16.    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas.
17.    Notice. Any notice, payment, demand or communication required or permitted to be given by this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to and signed for by the party or to any officer of the party to whom the same is directed or if sent by registered or certified mail, return receipt requested, postage and charges prepaid, addressed to such party at its address set forth below such party’s signature to this Agreement or to such other address as shall have been furnished in writing by such party for whom the communication is intended. Any such notice shall be deemed to be given on the date so delivered.
18.    Severability. In the event any provisions hereof shall be modified or held ineffective by any court, such adjudication shall not invalidate or render ineffective the balance of the provisions hereof.
19.    Entire Agreement. This Agreement constitutes the sole agreement between the parties and supersedes any and all other agreements, oral or written, relating to the subject matter covered by the Agreement, with the exception of (i) certain Indemnity Agreements which may exist between the Company and Employee, and which remain in force independent of this Agreement, (ii) that certain Restricted Stock Unit Agreement - Emergence Grant attached hereto as Exhibit A and Stock Option Agreement - Emergence Grant attached hereto as Exhibit B, (iii) the certain Confidentiality Agreement which may exist between the Company and Employee, and (iv) the terms of the Company’s equity compensation plans which are not otherwise specifically addressed in this Agreement.
20.    Waiver. Any waiver or breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or conditions, or any other terms or conditions, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or any other provision hereof.
21.    Assignment. This Agreement is a personal employment contract and the rights and interests of Employee hereunder may not be sold, transferred, assigned or pledged.
22.    Successors and Binding Agreement.
(a)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.
(b)    This Agreement will inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
(c)    This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 22(a) and 22(b). Without limiting the generality or effect of the foregoing, Employee’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Employee’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 22(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
23.    Disputes.
(a)    Subject to Section 23(b) below, if a dispute arises under this Agreement arising out of, related to or in connection with, the payment of amounts provided hereunder to be paid by the Company to Employee, the timing of such payments or their calculation or, questions regarding the breach of the terms hereof or the issue of arbitrability (a “Dispute”), and the dispute cannot be settled through direct discussions by the parties within a reasonable amount of time, the Company and Employee agree that such disputes shall be referred to and finally resolved by, binding arbitration in accordance with the provisions of Exhibit D hereto. The Company will pay the actual fees and expenses of the arbitrators, and the parties shall bear equally all other expenses of such arbitration, unless the arbitrators determine that a different allocation would be more equitable. The award of the arbitrators will be the exclusive remedy of the parties for such disputes.
(b)    Section 23(a) to the contrary notwithstanding, it is expressly agreed that if based upon events which take place after, by, on account of, or in connection with, a Change in Control (as defined herein) it becomes necessary in Employee’s judgment for him to sue the Company in order to collect amounts to be paid to him under this Agreement or otherwise enforce his rights under this Agreement, then the Company will be obligated to pay both its own and Employee’s legal fees in such litigation, including the obligation of the Company to pay Employee’s legal fees within thirty days of receiving invoices therefor from Employee.
(c)    Jurisdiction and venue of any action relating to this Agreement or Employee’s employment by the Company (subject to the provisions of Section 23(a) hereof), shall be in the state courts of Houston, Harris County, Texas.

24.    Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto affixed their signatures hereunder as of the date first above written.
SWIFT ENERGY COMPANY

By:	/s/ Alton D. Heckaman, Jr.

Name: Alton D. Heckaman, Jr.	Executive Vice President and
Chief Financial Officer

“EMPLOYEE”

/s/ Terry E. Swift
Terry E. Swift

Third Amended and Restated Executive Employment Agreement – Signature Page

EXHIBIT A
RESTRICTED STOCK UNIT AGREEMENT – EMERGENCE GRANT

See attached.

EXHIBIT B
STOCK OPTION AGREEMENT – EMERGENCE GRANT

See attached.

EXHIBIT C
RELEASE

See attached.

EXHIBIT D
DISPUTE RESOLUTION PROCEDURES
1.    Applicable Law/Arbitration. Venue for the arbitration provided under Section 23(a) of the Agreement shall be in Houston, Harris County, Texas. Except for the limited rights described in Paragraph 9 below, the parties waive their right to file a lawsuit in a court of law to prosecute any Dispute.
2.    Negotiation. When a Dispute has arisen and negotiations have reached an impasse, either party may give the other party written notice of the Dispute. In the event such notice is given, the parties shall attempt to resolve the Dispute promptly by negotiation. Within ten (10) days after delivery of the notice, the receiving party shall submit to the other a written response. Thereafter, the parties shall promptly attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.
3.    Confidentiality of Settlement Negotiations. All negotiations and proceedings pursuant to Paragraph 2 above are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law.
4.    Commencement of Arbitration. If the Dispute has not been resolved by negotiation within fifteen (15) days of the disputing party’s notice, or if the parties have failed to confer within fifteen (15) days after delivery of the notice, either party may then initiate arbitration by providing written notice of arbitration to the other party. In order to be valid, the notice shall contain a precise and complete statement of the Dispute. Within fifteen (15) days of receipt of the notice initiating arbitration, the receiving party shall respond by providing a written response which shall include its precise and complete response to the Dispute, and which includes any counter Dispute that the responding party may have.
5.    Selection of Arbitrator(s). The arbitration may be conducted and decided by a single person that is mutually agreeable to the parties and knowledgeable and experienced in the type of matter that is the subject of the Dispute if a single arbitrator can be agreed upon by the parties. If the parties cannot agree on a single arbitrator within ten (10) days of the date of the response to the notice of arbitration, then the arbitration shall be determined by a panel of three (3) arbitrators. To select the three arbitrators, each party shall, within ten (10) days of the expiration of the foregoing ten day period, select a person that it believes has the qualifications set forth above as its designated arbitrator, and such arbitrators so designated shall mutually agree upon a similarly qualified third person to complete the arbitration panel and serve as its chairman. In the event that the persons selected by the parties are unable to agree upon a third member of the arbitration panel within ten (10) days after the selection of the latter of the two arbitrators, then he/she shall be selected from the CPR (as defined below) panel using the CPR rules. Once selected, no arbitrator shall have any ex parte communications with either party.
6.    Arbitration Process. The arbitration hearing shall commence within a reasonable time after the selection of the arbitrator(s), as set by the arbitrator(s). The arbitrator

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(s), shall allow the parties to engage in pre-hearing discovery, to include exchanging (i) requests for and production of relevant documents, (ii) up to fifteen (15) interrogatories, (iii) up to fifteen (15) requests for admissions, and producing for deposition and at the arbitration hearing, up to four (4) persons within each parties’ control. Any additional discovery shall only occur by agreement of the parties or as ordered by the arbitrator(s) upon a finding of good cause. The arbitration shall be conducted under the rules of the CPR International Institute for Conflict Prevention & Resolution (“CPR”) in effect on the date of notice of the Dispute for dispute resolution rules for non-administered arbitration of business disputes. The parties may agree on such other rules to govern the arbitration that are not set out in this provision as they may mutually deem necessary.
7.    Arbitration Decision. The arbitrator(s) shall have the power to award interim relief, and to grant specific performance. The arbitrator(s) may award interest at the Interest Rate. Except as may be specifically limited elsewhere in this Financing Lease, the arbitrator’s decision may be based on such factors and evidence as the arbitrator(s) deems fit. The arbitrator(s) shall be required to render a written decision to the parties no later than fifteen (15) days after the completion of the hearing.
8.    Arbitration Award. The award of a majority of the arbitrator(s) shall be final, conclusive and binding. The award rendered by the arbitrator(s) may be entered in any court having jurisdiction in respect thereof, including any court in which an injunction may have been sought.
9.    Injunctive Relief. With respect to the Dispute, controversy or claim between the parties, nothing in this Exhibit D shall prevent a party from immediately seeking injunctive relief in a court to maintain the status quo during the arbitration.

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